EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-00000 on Form S-8 of our report dated March 23, 2015, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements and certain operating expense allocations from Vornado Realty Trust) relating to the combined financial statements and financial statement schedules of UE Businesses, appearing in this Annual Report on Form 10-K of Urban Edge Properties for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
New York, NY
March 23, 2015